EXHIBIT 99.1

MARTEN TRANSPORT ANNOUNCES FOURTH QUARTER
AND YEAR END RESULTS

MONDOVI, Wis., Jan. 25, 2007 — Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today its financial and operating results for the quarter and year ended Dec. 31, 2006.

For the fourth quarter of 2006, operating revenue increased 5.0% to $131.7 million from $125.4 million for the same quarter of 2005.  For 2006, operating revenue increased 12.8% to $518.9 million from $460.2 million for 2005.  Operating revenue included fuel surcharges of $17.8 million and $77.3 million for the quarter and year ended Dec. 31, 2006, compared with $19.1 million and $57.2 million for the quarter and year ended Dec. 31, 2005.  Operating revenue also included non-freight revenue principally from Marten’s logistics and intermodal operations.  Non-freight revenue increased 143.4% to $12.4 million for the quarter and 132.9% to $39.3 million for the year ended Dec. 31, 2006, compared with $5.1 million and $16.9 million for the quarter and year ended Dec. 31, 2005, respectively.

For the fourth quarter, net income decreased 27.0% to $5.2 million, or 24 cents per diluted share, from $7.1 million, or 32 cents per diluted share, for the same quarter of 2005.  For the year ended Dec. 31, 2006, net income decreased 2.2% to $24.5 million, or $1.12 per diluted share, from $25.1 million, or $1.14 per diluted share, for 2005.

Chairman, President and Chief Executive Officer Randolph L. Marten said, “We continued to grow with our customers during the fourth quarter, though a more challenging freight environment and an increase in driver-related expenses impacted our profitability for the period.  Operating revenue increased 5.0% in the last quarter of 2006, despite a 7.0% decrease in fuel surcharges.  Non-freight revenue, consisting of our intermodal, brokerage, and MW Logistics operations, increased 143.4% to $12.4 million over the fourth quarter of 2005.  Combining these business units with our trucking operations shows revenue growth, before fuel surcharges, of $7.6 million, or 7.1%, over the fourth quarter of 2005.

“We believe the freight market in the fourth quarter was characterized by less robust shipping demand and greater truck capacity than in the fourth quarter of 2005, with the amount of “surge” freight significantly lower than in the last two years.  This freight is highly profitable and the lack of it made a difference.

“Average freight revenue per tractor per week is one of our main measures of asset productivity.  For the 2006 quarter, average freight revenue per tractor per week was $3,037 compared with $3,006 in the fourth quarter of 2005.  This increase was due to slight improvements in both average freight revenue per total mile and in average miles per tractor from the fourth quarter of 2005.

“The primary changes in our expenses related to the increase in company-owned equipment and the corresponding decrease in independent contractor equipment.  Salaries, wages and benefits increased 1.3% as a percentage of operating revenue, net of fuel surcharge, in the fourth quarter of 2006, partially due to the approximately 3.2 million mile increase in the number of miles driven by company drivers and partially due to increased health insurance expense.  Higher self-insured medical claims increased our employees’ health insurance expense by $1.5 million in the 2006 fourth quarter over the prior year period.  These increases were partially offset by a decrease of $784,000 in compensation expensed for our non-driver employees under our incentive compensation program from the fourth quarter of 2005.

“Fuel expense, net of surcharge collection, increased 1.2% as a percentage of operating revenue, net of fuel surcharge, over the last quarter of 2005, due to an increase in company truck miles as a percentage of total miles and lower fuel economy.  Our average cost of fuel in the fourth quarter was $2.45 per gallon compared with $2.58 per gallon in the same quarter of 2005.

“Our insurance and claims expense increased $974,000, primarily attributable to increased claims experience.  During the quarter, we experienced an uncharacteristic increase in accident severity.  Our large self-insured retention resulted in an increase in claims expense, partially offset by a decrease in premium expense.

“Our operating ratio (operating expenses as a percentage of operating revenue) was 93.4% for the fourth quarter and 92.1% for the year of 2006 compared with 90.4% for the fourth quarter and 90.7% for the year of 2005.  Netting fuel surcharges against fuel expense, as many of our peers do, would have produced an operating ratio of 92.4% for the fourth quarter of 2006 compared with 88.7% for the fourth quarter of 2005 and 90.7% for the year of 2006 compared with 89.4% for the year of 2005.

“Net income for the fourth quarter of 2006 included an income tax benefit of approximately $425,000 due to a decrease to our deferred income tax liability.  The decrease was primarily due to a change in our income apportionment for several states.  We expect our effective income tax rate to be in the range of 37% to 39% in 2007.

“We continue to experience below industry-average turnover with our drivers.  In the fourth quarters of 2005 and 2006, our annualized driver turnover was less than 75%.  This compares favorably with an annualized driver turnover rate estimated at approximately 120% by the American Trucking Associations.

“At Dec. 31, our balance sheet reflected approximately $221.0 million in stockholders’ equity and $58.7 million of borrowed debt, which results in a debt-to-total capitalization ratio of approximately 21.0%.  Our net capital expenditures of $88.5 million in 2005 and $97.3 million in 2006 have represented a major investment to avoid the higher cost and less-efficient tractors that are mandated by federal emissions regulations beginning in 2007 and to build our trailer-to-tractor ratio for intermodal service.  We expect capital expenditures in 2007 to decrease to approximately $45 million, net of proceeds of dispositions.  Assuming net capital expenditures in that range and operating margins similar to the margins this year, we expect to generate cash flows to retire a substantial amount of our debt in 2007 or provide flexibility for other purposes.

“I’m also happy to announce that John Turner has returned to Marten as our Vice President of Sales.  John will report to our Executive Vice President of Sales and Marketing, Tim Nash.  John

was previously Vice President of Sales for Marten, but left in early 2005 to pursue a career outside trucking.  We’re very pleased to have John back and know that he will be a strong addition to our sales team.”

Looking forward, Mr. Marten offered the following comments: “Over the past four years, Marten’s operating revenue, net of fuel surcharge, has grown 37.8%, and our earnings per diluted share have grown 64.7%.  This represents compounded annual growth of 8.3% in operating revenue, before fuel surcharge, and 13.3% in earnings per share.  For 2007, we expect to remain consistent with our long-term plan, which is for approximately 10% annual growth in operating revenue, before fuel surcharge, and earnings per share. However, if our expectation of an improving freight market during the second half of 2007 is realized, our goal would be to improve our operating ratio on a full-year basis.   Based on tough comparisons from the first half of 2006, we would expect any improvement in operating ratio to come in the second half of the year.”

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this release, forward looking statements involve, among other things, expectations regarding revenue and earnings growth, operating ratio, capital expenditures, and  free cash flow.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increased indebtedness, and associated interest expense, arising from maintaining a new fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines. Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

CONTACTS: Randy Marten, Chairman, President and Chief Executive Officer, and Jim Hinnendael, Chief  Financial Officer, of Marten Transport, Ltd., 715-926-4216

MARTEN TRANSPORT, LTD.
CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share information)	December 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash	$2,988	$1,080
Marketable securities	300	494
Receivables:
Trade, less allowances of $861 and $928, respectively	48,005	47,383
Other	6,458	6,975
Prepaid expenses and other	14,227	13,264
Deferred income taxes	4,532	3,873
Total current assets	76,510	73,069

Property and equipment:
Revenue equipment	406,449	339,606
Buildings and land	10,945	10,877
Office equipment and other	11,335	11,797
Less accumulated depreciation	(98,841)	(92,342)
Net property and equipment	329,888	269,938

Other assets	4,424	6,726
TOTAL ASSETS	$410,822	$349,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$804	$1,446
Accounts payable	12,690	7,646
Insurance and claims accruals	16,073	13,126
Accrued liabilities	24,855	18,557
Current maturities of long-term debt	5,000	5,000
Total current liabilities	59,422	45,775
Long-term debt, less current maturities	53,659	43,300
Deferred income taxes	75,835	66,310
Total liabilities	188,916	155,385

Commitments and contingencies

Minority interest	913	431

Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value per share; 48,000,000 shares authorized; 21,764,773 shares at December 31, 2006, and 21,573,220 shares at December 31, 2005, issued and outstanding	218	216
Additional paid-in capital	73,601	71,045
Retained earnings	147,174	122,656
Total stockholders’ equity	220,993	193,917
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$410,822	$349,733

MARTEN TRANSPORT, LTD.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share information)	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)
OPERATING REVENUE	$131,661	$125,415	$518,890	$460,202
OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	37,918	33,971	144,373	126,577
Purchased transportation	21,478	19,881	84,409	81,897
Fuel and fuel taxes	32,401	31,458	135,079	107,722
Supplies and maintenance	8,763	7,396	33,155	28,192
Depreciation	11,537	10,447	44,360	38,229
Operating taxes and licenses	1,979	1,769	7,514	7,051
Insurance and claims	6,581	5,607	21,183	18,914
Communications and utilities	935	910	3,635	3,398
Gain on disposition of revenue equipment	(1,267)	(651)	(6,990)	(3,943)
Other	2,681	2,638	11,003	9,298
Total operating expenses	123,006	113,426	477,721	417,335
OPERATING INCOME	8,655	11,989	41,169	42,867
OTHER EXPENSES (INCOME):
Interest expense	881	671	3,564	2,361
Interest income and other	(245)	(506)	(1,106)	(1,722)
Minority interest	157	150	768	741
	793	315	3,226	1,380
INCOME BEFORE INCOME TAXES	7,862	11,674	37,943	41,487
PROVISION FOR INCOME TAXES	2,673	4,565	13,425	16,426
NET INCOME	$5,189	$7,109	$24,518	$25,061
BASIC EARNINGS PER COMMON SHARE	$0.24	$0.33	$1.13	$1.16
DILUTED EARNINGS PER COMMON SHARE	$0.24	$0.32	$1.12	$1.14

MARTEN TRANSPORT, LTD.
OPERATING REVENUE COMPONENTS
(In thousands)

	Three Months Ended December 31,		Dollar Change Three Months Ended December 31,	Percentage Change Three Months Ended December 31,
	2006	2005	2006 vs. 2005	2006 vs. 2005
Freight revenue	$101,491	$101,197	$294	0.3%
Fuel surcharge revenue	17,808	19,139	(1,331)	(7.0)
Non-freight revenue	12,362	5,079	7,283	143.4
Operating revenue	$131,661	$125,415	$6,246	5.0%

	Year Ended December 31,		Dollar Change Year Ended December 31,	Percentage Change Year Ended December 31,
	2006	2005	2006 vs. 2005	2006 vs. 2005
Freight revenue	$402,327	$386,131	$16,196	4.2%
Fuel surcharge revenue	77,265	57,198	20,067	35.1
Non-freight revenue	39,298	16,873	22,425	132.9
Operating revenue	$518,890	$460,202	$58,688	12.8%

MARTEN TRANSPORT, LTD.
OPERATING STATISTICS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

For period: (1)
Average operating revenue per total mile	$1.940	$1.849	$1.905	$1.689
Average freight revenue per total mile (2)	$1.496	$1.492	$1.477	$1.417
Average miles per tractor(3)	26,683	26,473	108,781	111,823
Average operating revenue per tractor per week(3)	$3,940	$3,725	$3,974	$3,622
Average freight revenue per tractor per week(2) (3)	$3,037	$3,006	$3,081	$3,039
Average miles per trip	942	944	937	947
Non-revenue miles percentage(4)	7.5%	7.0%	7.5%	7.2%
Total miles — company-employed drivers (in thousands)	56,816	53,607	222,579	206,205
Total miles — independent contractors (in thousands)	11,039	14,213	49,810	66,293

At December 31, 2006, and December 31, 2005:
Total tractors(3)	2,602	2,618
Average age of company tractors (in years)	1.5	1.2
Total trailers	3,774	3,438
Average age of company trailers (in years)	2.2	2.9
Ratio of trailers to tractors(3)	1.5	1.3
Ratio of tractors to non-driver personnel(3)	5.6	5.7

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2006	2005	2006	2005

Net cash provided by operating activities	$40,229	$26,933	$85,046	$72,472
Net cash used for investing activities	39,344	40,146	94,824	88,557

Weighted average shares outstanding:
Basic	21,761	21,566	21,735	21,518
Diluted	21,953	21,994	21,955	21,962

(1)	The statistics for the periods presented exclude tractors and miles associated with non-freight revenue.

(2)	Excludes revenue from fuel surcharges and non-freight revenue.

(3)	Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 365 and 423 tractors as of December 31, 2006, and 2005, respectively.

(4)	Represents the percentage of miles for which the company is not compensated.